Exhibit 99.3

DigitalGlobe 2016 Fourth Quarter and Full Year Earnings

Supplemental Prepared Remarks

February 24, 2017

Today, February 24, 2017, DigitalGlobe (NYSE: DGI) issued a press release reporting financial results for the full year and fourth quarter ended December 31, 2016. The following supplemental prepared remarks provide additional information related to the Company’s operating and financial performance and 2017 full year guidance.

As separately announced today, DigitalGlobe and MacDonald, Dettwiler and Associates Ltd. (“MDA”) (TSX: MDA) have entered into a definitive merger agreement, pursuant to which SSL MDA Holdings, the U.S. operating company of MDA, will acquire DigitalGlobe for US$35.00 per share in cash and stock.

DigitalGlobe’s management will host a conference call today, February 24, 2017 at 8:30 a.m. ET with MDA management to discuss the transaction and 2016 fourth quarter and full year financial and operating results. The webcast, along with supplemental earnings materials, including the earnings press release and conference call slides, are available on the Investor Relations section of the company’s website at www.digitalglobe.com.

OVERVIEW

We are pleased to report that successful execution of DigitalGlobe’s five-point strategy for shareowner value creation delivered strong results in 2016, with over-performance on the top- and bottom-line.

The first point in our strategy is Imagery Leadership, which is about extending our industry position in our core imagery business, while delivering margin expansion, strong free cash flow and returns. In 2016, each of our customer groups which include U.S. Government, International Defense and Intelligence and Commercial contributed to our top line growth. We had another year of flawless execution against the EnhancedView SLA. We renewed GlobalEGD, which continues to generate strong growth in usage across the U.S. Government. Through the end of 2016, we signed LOIs and contracts totaling over $400 million. We are now focused on commissioning contracted customers, converting those with whom we have signed LOIs into contracts and adding new customers. Lastly, we grew our commercial imagery business with strong performance from LBS customers, including noteworthy wins with Uber and Facebook and an important win-back with Microsoft. In 2017, we will drive growth in our Imagery business as we continue to bring WorldView-4 online for our International Defense and Commercial customers.

We also made great progress in Platform Leadership – the second point in our strategy.  In 2016 we delivered strong growth with GBDX – DigitalGlobe’s leading multi-source, geospatial big data analytics platform.  We expanded our ecosystem with hundreds of developers and an even larger library of applications running on our 100 petabyte, 17-year time lapse record of our changing planet, in the cloud.

We were pleased in recent weeks to welcome ESRI and Harris, joining many other development partners and customers, including Facebook, Orbital Insight, SpaceKnow, PSMA, Lockheed Martin and PrecisionHawk, who are unlocking the power of our earth imagery at unrivaled scale. In 2017, we will drive further growth in our Platform business and expand our ecosystem with more content sources, more development partners and more applications which in turn will drive the creation of new use cases and continued strong revenue growth.

The third component of our strategy, Services Leadership, is focused on our efforts to enable our customers to integrate our imagery into their workflows and tackle the most complex challenges across the entire geospatial intelligence value chain from collection through to analysis.  We were pleased to bring Radiant into the fold in the fourth quarter, dramatically expanding our capabilities and our access to contract vehicles across the US Department of Defense and Intelligence Community. In 2017, we will drive continued growth by leveraging our cutting edge technology, talented team, and unique access to the world’s best satellite imagery and commercial geospatial analytics platform to win new contracts and deliver more value to customers.

We’ve also been focused on extending our technological lead while reducing our Capital Intensity, which is the essence of our fourth strategy.  The successful launch of WorldView-4 in the fourth quarter was a key milestone and the satellite began generating initial DAP revenue in February. Importantly, WorldView-4 will substantially increase our ability to image the world with resolution, accuracy and clarity far beyond that of all other commercial providers, enabling us to better serve our international defense and intelligence customers and advance new commercial use cases. We will further enhance our ability to revisit the most volatile regions on earth with Scout – the fleet of small satellites which are being built through our partnership with KACST and Taqnia Space – targeted for launch in 2019.

Finally, in 2017 we expect to begin investment in the long lead elements of our next generation satellite system – which we are calling WorldView-Legion – targeted for launch in 2020.  Much more than just a replacement for WorldView-1 and WorldView-2, we expect this industry-leading multi-satellite system to more than double our high resolution capacity in regions where it matters most. We expect this investment not to exceed $600 million, excluding capitalized interest – considerably less than the combined cost of WorldView-1 and WorldView-2. Together with Scout we will extend our lead by delivering a combination of resolution, accuracy and revisit with the goal of delivering our customers the ability to image the most rapidly changing regions on earth up to 40 times per day combined with the ability to see areas of interest with industry leading resolution and accuracy.

The fifth and  final component of our strategy is Returning Capital to Shareowners. By executing the first four components of our strategy, we are generating excess cash flow that we have been returning to shareowners through our share repurchase program. We completed the share repurchase program originally authorized in June of 2014. We have repurchased of a total of 15.4 million shares at an average purchase price of $21.82, for a total of $335 million.

FINANCIAL PERFORMANCE

NOTE: We closed the transaction with the Radiant Group on November 16, 2016 and have identified the impact of the transaction where appropriate. For comparison purposes, we recognized $12.4 million of revenue from Radiant in the fourth quarter and full year. As a reminder, no contribution from Radiant was contemplated in the guidance range announced on our third quarter call due to the uncertainty around the transaction’s timing of close.

We are pleased that we exceeded the high end of the revised increased annual guidance that we provided in late October. This was achieved even when excluding the impact from Radiant. More specifically, revenue slightly exceeded the guidance range due to stronger performance than anticipated in our other diversified commercial business and the Direct Access Program (DAP) business. Certain DAP customers continued to spend above their contractual minimums throughout the year as they did in 2015. We also exceeded the adjusted EBITDA range due to our strong revenue performance for the year and continued focus on operational efficiencies.

Revenue for the year was $725.4 million, up 3 percent driven by Radiant revenue recognized in the fourth quarter and through growth in our existing USG services, other diversified commercial and DAP businesses. Excluding the impact of Radiant, total revenue was up 1.5 percent for the year to $713 million.  Revenue for the quarter was $192.7 million, up 6 percent year-over-year. This was higher than anticipated due primarily to Radiant. We also experienced strong performance in our existing services business. Excluding Radiant, revenue was slightly lower than the previous year due to lower DAP revenue, which we had previously noted would face a tough year over year comparison in the fourth quarter.

U.S. Government revenue for the year was $462.2 million, up 3 percent. For the quarter USG revenue was $125.5 million, up 15 percent year over year. These increases were due to the impact of Radiant and better than expected revenue in our existing government services business.

U.S. Government value-added services revenue was $110 million in the year, an increase of 15 percent year over year, principally due to the addition of Radiant. For the quarter U.S. Government value-added revenue was $37.6 million, above the prior year period of $20.8 million, primarily from the contribution of Radiant and better performance in our existing services business, which increased 21 percent for the quarter compared to last year.

Diversified Commercial revenue was $263.2 million for the year, up 3 percent, and $67.2 million in the quarter, down 8 percent, as DAP faced a tough fourth quarter comparison.

For the year, DAP revenue was $121.6 million, up 1 percent. While we experienced additional usage across several customers, multiple crises in the Middle East contributed the majority of the sustained level of performance versus contracted amounts. For the quarter, DAP revenue was $29.6 million, down 17 percent. As we noted last quarter, we expected DAP revenue to be down compared to the fourth quarter of last year, due to significant prior year spending in excess of average contracted amounts.

Other Diversified Commercial revenue for the year was $141.6 million, up 6 percent. This increase resulted primarily from factors we had mentioned throughout the year, including demand for our Global Basemap product suite, the emergence of new LBS customers, strength in our other defense and intelligence imagery sales and growth in our Platform business. Other Diversified Commercial revenue for the quarter was $37.6 million, approximately flat year over year.

Our cost of revenue increased by 13.5 percent year over year, while SG&A expenses were down 10.6 percent. For the quarter, cost of revenue increased approximately 52 percent to $51.9 million while SG&A expense increased slightly by 4 percent to $49.4 million. Much of the increase in cost of revenue was due to the addition of the Radiant Group. Additionally, due to the Company’s improved performance in 2016, we incurred higher incentive compensation expenses versus the prior year. In addition, cost of revenue was impacted by an increase in headcount for the launch and operation of Worldview-4. The impact of these increases was mitigated by our continued focus on finding efficiencies across the business, lower consulting and professional fees and by lower headcount in our SG&A functions.

Net income for the year was $26.5 million or $0.34 cents per share, and we had a net loss of $9.3 million, or $0.17 per share, for the quarter. For the year, Adjusted EBITDA was up 8 percent to $382.7 million, delivering a margin of 52.8 percent, an increase of approximately 200 basis points. For the quarter, Adjusted EBITDA decreased 8 percent to $94.4 million, lowering margin by approximately 740 basis points to 49.0 percent. This decline was driven by lower margin Radiant revenue combined with the impact of increased expenses to support the launch and operation of WorldView-4 as well as increased incentive compensation due to the strong performance in 2016. These results even excluding the contribution from Radiant exceeded our full year guidance range and significantly exceeded the original guidance range from the beginning of the year, reflecting the successful effort by the company’s team members to increase revenues while continuing to generate operational efficiencies.

Our next-12-month revenue backlog increased year over year to $642.7 million. Growth in backlog was primarily driven by Radiant and contracts signed for WorldView-4 from our DAP customers.

Reported net interest expense was $17.8 million for the year and $4 million for the quarter, reflecting capitalization of $48 million in annual and $12.7 million in quarterly interest on our debt. Total interest expense, inclusive of capitalized interest and accretion of debt discount, was $66.2 million for the year and $16.8 million for the quarter. Total cash interest paid for the year was $69.6 million. This amount was higher than our original estimate of $58 million for the year due to the timing of interest payments on our existing debt associated with our refinancing in December.

Reported income tax expense was $18.3 million for the year, however we are not currently a significant cash tax payer and we do not expect to be in the immediate future. At year end, we had net operating loss carryforwards for federal and state income tax purposes of $224.6 million and $439.8 million, respectively.

For the quarter, we made net investments in cDAFs totaling $1.8 million that were accounted for as deferred contract costs. For the year, these investments were approximately $14.5 million, net of customer reimbursements, which is slightly below our revised estimate of $15 million at the end of the third quarter.

We completed our restructuring and re-engineering plan originally announced in October 2015 in the fourth quarter. We incurred approximately $14.8 million under the plan, lower than the originally anticipated $18 million.

In November 2016 we initiated a restructuring plan in conjunction with the Radiant transaction under which we expect to incur approximately $4.5 million of costs. This initiative is to consolidate our real estate footprint and rationalize the reporting structure of our Services business.

Net cash flows from operations were $301.6 million for the year and $86.9 million for the quarter. Capex spending excluding capitalized interest was $136.4 million for the year and $21.7 million in the quarter. This compares with our revised guidance of approximately $135 million.

We generated $109.6 million of free cash flow for the year, a 15.1 percent free cash flow margin. As expected, we returned to significant free cash flow generation in the quarter. Free cash flow for the quarter was $49.7 million, a 25.8 percent margin, up by $21 million year over year, as the capital spend related to WorldView-4 was wound down and the satellite completed and launched.

During the fourth quarter we completed our share repurchase program originally authorized by the DigitalGlobe Board of Directors in June 2014. We repurchased 1 million shares for $29 million during the fourth quarter and have repurchased a total of 15.4 million shares, at an average purchase price of $21.82, for a total of $335.3 million, including broker transaction fees under the program. This brought our total shares outstanding as of December 31st to 61.4 million.

We refinanced our debt in December and completed the tender for our remaining outstanding senior notes in January. The new senior secured credit facility reduces the interest rate and extends the maturities on the company’s debt with a new seven-year $1.275 billion senior secured credit facility and a new five-year $200 million revolving credit facility. The new term loan matures in January 2024 and bears interest according to a leveraged-based pricing grid, initially set at LIBOR plus 275 basis points, with a 75 basis point LIBOR floor. The revolving credit facility matures in January 2022 and is currently undrawn. As part of the refinancing we incurred a loss from the early extinguishment of debt of $35.7 million.

2017 OUTLOOK

With the commissioning of WorldView-4 on February 1, 2017, we have started to deliver imagery and recognize revenue. We will begin to recognize a small amount of incremental DAP revenue in the first half of 2017, with continued ramping throughout the remainder of the year and into 2018 as we complete the installation of new constellation DAFs in the second half of the year. Also, due to placing WorldView-4 in service, we will begin depreciating the asset mid-way through the first quarter. At this time, we have estimated an approximate ten year depreciable life for the satellite.

For the year, we expect revenue to be in the range of $840 to $865 million, driven by a full year contribution from Radiant, the step up in revenue from DAP customers accessing Worldview-4, continued strong growth in our emerging Platform business and more modest growth across the rest of our business, excluding the EV SLA, which is a firm, fixed price contract.

During 2017, we will now have a full year of expenses for operations of WorldView-4 as well as certain upfront costs related to design, development and procurement work for our next generation constellation,  which are required to be expensed. Therefore, we expect EBITDA to be in the range of $380 to $395 million. As a reminder, due to the lower margin revenue profile of Radiant, we anticipate the full year contribution from Radiant will increase our Adjusted EBITDA but reduce our overall EBITDA margins by approximately 700 basis points.

We currently anticipate that our cash interest expense for the year will be approximately $58 million to $60 million in 2017.

We will continue to make investments to enable new and existing DAP customers to access WorldView-4 during 2017 which will be approximately $10, net of customer reimbursements that will be accounted for as deferred contract costs.

We expect our capital expenditures will approximate $100 million, excluding capitalized interest, for the year, which includes costs to prepare our ground systems for a wide variety of customers to access WorldView-4 imagery. This amount also includes capital expenditures related to starting the design, development and procurement work for our next generation constellation, systems development related to growth projects and reengineering, as well as normal maintenance capital.

We are pleased with our performance for 2016 and remain focused on and committed to driving ongoing efficiency in the business. We are excited with our early progress in 2017 with a major focus on the increased monetization of WorldView-4, driving users to our Platform business, continuing to integrate

Radiant while increasing growth in our combined services business and investing for the future.

SUMMARY

DigitalGlobe’s 2016 results demonstrated the successful execution of our five-point strategy for shareowner value creation. In 2017, we will continue to execute that strategy. We will extend our commanding lead in imagery as we monetize WorldView-4. We will continue to grow our industry leading platform business with new customers and ecosystem partners. We will grow our now expanded services business. We will advance our efforts to extend our industry lead while reducing capital intensity by making initial investments to ensure WorldView-Legion is ready for launch in 2020 and we will advance our work with KACST and TAQNIA space on Scout. Mostly importantly, our combination with MDA will create a geospatial leader with a powerful end-to-end combination of capabilities including satellite manufacturing, ground infrastructure, radar and electro-optical imagery and analytics.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, including statements about MDA’s proposed acquisition of us, our 2017 outlook and in the management quotation, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “looks forward to” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

Forward-looking statements are based upon our current expectations and assumptions of future events and are subject to risks and uncertainties that could cause our actual results or performance to differ materially from those indicated by such forward-looking statements. With respect to MDA’s proposed acquisition of us, some of the risks and uncertainties that could cause actual results to differ include, but are not limited to: the possibility that we may be unable to obtain required stockholder approvals or regulatory approvals or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the potential adverse effect on partner and customer relationships, operating results and business generally resulting from the proposed transaction; the proposed transaction will require significant time, attention and resources, potentially diverting attention from the conduct of our business; changes in political or economic conditions; the anticipated benefits of the proposed transaction may not be realized; the anticipated and unanticipated costs, fees, expenses and liabilities related to the transaction; the outcome of any legal proceedings related to the transaction; and the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. Additional potential risks and uncertainties that could cause actual results to differ include, but are not limited to: the loss or reduction in scope of any of our primary contracts, or decisions by customers not to exercise renewal options; the availability of government funding for our products and services both domestically and internationally; our ability to meet our obligations under the EnhancedView contract; our reliance on a limited number of vendors to provide certain key products or services to us; breach of our system security measures or loss of our secure facility clearance and accreditation; the loss or damage to any of our satellites; delays in the construction and launch of any of our satellites or our ability to achieve and maintain full operational capacity of all our satellites; loss or damage to the content contained in our ImageLibrary; interruption or failure of our ground systems and other infrastructure; decrease in demand for our imagery products and services; increased competition that may reduce our market share or cause us to lower our prices; changes in political or economic conditions, including fluctuations in the value of foreign currencies, interest rates, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions; our ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; failure to obtain or maintain required regulatory approvals and licenses; and, changes in U.S. or foreign law or regulation that may limit our ability to distribute our imagery products and services. Additional risks and uncertainties related to the Radiant Group acquisition include potential loss of key employees and customers of the acquired business; difficulties managing and integrating operations; exposure to unanticipated costs or liabilities resulting from the acquisition; and any changes in general economic and/or industry-specific conditions. Additional information concerning these and other risk factors can be found in our filings with the Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and will also be available in our Annual Report on Form 10-K for the year ended December 31, 2016 that we will file with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Non-U.S. GAAP Financial Measures

EBITDA and Adjusted EBITDA.  EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss) as indications of financial performance or as alternatives to cash flow from operations as measures of liquidity. There are limitations to using non-U.S. GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from ours.

EBITDA and Adjusted EBITDA are key measures used in our internal operating reports by management and our Board of Directors to evaluate the performance of our operations and are also used by analysts, investment banks and lenders for the same purpose. Adjusted EBITDA is a measure being used as a key element of the bonus incentive plan. We believe that the presentation of EBITDA and Adjusted EBITDA enables a more consistent measurement of period to period performance of our operations, and EBITDA facilitates comparison of our operating performance to companies in our industry.

We believe that EBITDA and Adjusted EBITDA measures are particularly important in a capital intensive industry such as ours, in which our current period depreciation is not a good indication of our current or future period capital expenditures. The cost to construct and launch a satellite and to build the related ground infrastructure may vary greatly from one satellite to another, depending on the satellite’s size, type and capabilities. Current depreciation expense is also not indicative of the revenue generating potential of the satellites.

We use EBITDA and Adjusted EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of our overall assessment of our performance and we do not place undue reliance on these non-GAAP measures as our only measures of operating performance. EBITDA and Adjusted EBITDA should not be considered as substitutes for other measures of financial performance reported in accordance with U.S. GAAP.

EBITDA excludes interest income, interest expense and income taxes because these items are associated with our capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements.

Adjusted EBITDA further adjusts EBITDA to exclude restructuring and other re-engineering charges related to specific restructuring and re-engineering actions because we do not believe these costs are indicative of the underlying operating performance of our business and our ongoing operations. The amount and timing of these restructuring and other re-engineering costs are dependent on the size, type and status of the specific actions undertaken as part of our restructuring or re-engineering plans.

Adjusted EBITDA also excludes the loss on early extinguishment of debt, joint venture losses, net, integration and acquisition costs and the gain on subsidiary disposition and as these are non-core items that are not related to our primary operations.

Free Cash Flow.  Free cash flow is defined as net cash flows provided by operating activities less payments for construction in progress and property and equipment additions (“capital expenditures”).Free cash flow is not a recognized term under U.S. GAAP and may not be defined similarly by other companies. Free cash flow should not be considered an alternative to “operating income (loss),” “net income (loss),” “net cash flows provided by (used in) operating activities” or any other measure determined in accordance with U.S. GAAP. Since free cash flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most comparable U.S. GAAP measure — “net cash flows provided by (used in) operating activities” because it provides information about the amount of cash generated before acquisitions of businesses that is then available to repay debt obligations, make investments, fund acquisitions, and for certain other activities. There are limitations to using non-U.S. GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from ours.

DigitalGlobe, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the three months ended		For the year ended
	December 31,		December 31,
(in millions)	2016	2015	2016	2015
Net (loss) income	$(9.3)	10.6	$26.5	$23.3
Depreciation and amortization	64.7	74.3	267.2	280.7
Interest expense, net	4.0	5.3	17.8	29.0
Income tax (benefit) expense	(5.1)	3.4	18.3	9.2
EBITDA	54.3	93.6	329.8	342.2
Loss from early extinguishment of debt	35.7	—	35.7	—
Restructuring charges	1.1	6.0	6.6	9.0
Other re-engineering charges	1.9	2.3	5.7	5.2
Joint venture losses, net	0.4	0.5	3.9	0.9
Integration and acquisition costs	1.0	—	1.0	—
Gain on disposition of subsidiary	—	—	—	(1.6)
Adjusted EBITDA	$94.4	102.4	$382.7	$355.7

We have not provided a reconciliation of our Adjusted EBITDA outlook to forward-looking net income, the comparable U.S. GAAP financial measure, because it is difficult to reasonably provide a forward-looking estimate of the reconciling items between such non-U.S. GAAP forward-looking measure and the comparable forward-looking U.S. GAAP measure. Certain factors that are materially significant to our ability to estimate these items are out of our control and/or cannot be reasonably predicted. The nature of the assets under construction, timing of capital expenditures and uncertainty of timing of placing assets in service impact certain components of net income and our ability to reasonably predict net income. These items include income tax expense, interest expense and depreciation. Accordingly, a reconciliation to the comparable forward-looking U.S. GAAP measure is not available within a reasonable range of predictability.

DigitalGlobe, Inc.

Reconciliation of Net Cash Flows Provided by Operating Activities to Free Cash Flow

	For the year ended December 31,
(in millions)	2016	2015	2014
Net cash flows provided by operating activities	$301.6	$329.7	$224.9
Capital expenditures (1)	(192.0)	(163.4)	(234.0)
Free cash flow (2)	$109.6	$166.3	$(9.1)

(1)	Note that capital expenditures includes capitalized interest, tenant improvements and capital expenditures.
(2)	We modified our definition of free cash flow in the current year. Prior period amounts have been revised to conform to the current definition.